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                                                                    EXHIBIT 3.1

                     RESTATED ARTICLES OF INCORPORATION OF
                      LANDA MANAGEMENT SYSTEMS CORPORATION


      Bryan H. Lang and Gilbert H. Lang hereby certify that:

      ONE: They are the duly elected and acting President and Secretary, respectively, of Landa Management Systems Corporation, a California corporation (the "Corporation" or the "Company").

      TWO: The Articles of Incorporation of this corporation are hereby amended and restated to read as follows:


                                       I.

      The name of the Corporation is Landa Management Systems Corporation.


                                      II.

      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                      III.

      A. This Corporation is authorized to issue two classes of stock, no par value, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Twenty-Three Million (23,000,000) shares, no par value, Fifteen Million (15,000,000) shares of which shall be Common Stock (the "Common Stock") and Eight Million (8,000,000) shares of which shall be Preferred Stock (the "Preferred Stock").

      B. The Preferred Stock may be issued from time to time in one or more series. Except as provided in this Article III, the Board of Directors is hereby authorized to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.



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      C.   Forty-One Thousand Three Hundred (41,300) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the
"Series A Preferred"). One Hundred Fifteen Thousand Four Hundred Forty-Six (115,446) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred"). Four Hundred Fifty Thousand Four Hundred Eighty-One (450,481) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred"). Six Million Seven Hundred Fifty Thousand (6,750,000) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Preferred"). The Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are hereinafter collectively referred to as the "Series Preferred."

      D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

            1.    DIVIDEND RIGHTS.

                  (a) Holders of Series Preferred, in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate per annum on each outstanding share of Series Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) of ten percent (10%) for the Series A Preferred (commencing on the fifth anniversary of the issuance thereof), three percent (3%) for the Series B Preferred, three percent (3%) for the Series C Preferred and ten percent (10%) for the Series D Preferred of the "Original Issue Price" of each Series. The Original Issue Price of the Series A Preferred shall be one dollar ($1.00), the Original Issue Price of the Series B Preferred shall be two dollars and seventeen cents ($2.17), the Original Issue Price of the Series C Preferred shall be two dollars and twenty-two cents ($2.22), and the Original Issue Price of the Series D Preferred shall be one dollar and twenty cents ($1.20). Such dividends shall be payable only when, as and if declared by the Board of Directors. Dividends on the Series A Preferred and the Series D Preferred shall be noncumulative. Dividends on the Series B Preferred and the Series C Preferred shall be cumulative.

      (b) So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in
Section 1(a) above) on the Series Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for any shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is



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unanimously approved by the Company's Board of Directors. The holders of the
Series Preferred expressly waive their rights, if any, as described in California Corporations Code Sections 503 and 506 as they relate to repurchase of shares of Common Stock from service providers upon termination of employment.

     2.   VOTING RIGHTS.

          (a) Except as otherwise provided herein or as required by law, the Series Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of shareholders of the Company, and may act by written consent in the manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. The
Series A Preferred shall be non-voting and shall have no voting rights except as required by law or as set forth in paragraph (b) below.

          (b) Notwithstanding paragraph (a) above, the Series A Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of directors and to remove from office director and to fill any vacancy caused by the death, resignation or removal of such director if the Company has failed, for eight (8) fiscal quarters, to pay all or any part of the dividends then payable with respect to the Series A Preferred pursuant to
Section 1(a) above, and such right shall continue until such dividends have been declared and paid or set apart.

     3.   LIQUIDATION RIGHTS.

          (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series Preferred equal to the sum of (i) the Original Issue Price for such series and (ii) all declared (and, in the case of the Series B Preferred and Series C Preferred, undeclared) and unpaid dividends on such shares of Preferred Stock for each share of Series Preferred held by them.

          (b) After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Series D Preferred on an as-if-converted to Common Stock basis.

          (c)  The following events shall be considered a liquidation under
Section 3(a):

               (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which




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the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which shareholders of the Company transfer in excess of fifty percent (50%) of the Company's voting power (an "Acquisition"); or

               (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

          (d) If, upon liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred, then such assets shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

     4.   CONVERSION RIGHTS.

     The holders of the Series Preferred Shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock:

          (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Conversion Rate" for such series of Preferred Stock then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred being converted.

          (b) CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the "Series B Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series C Preferred by the "Series C Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series D Preferred (the "Series D Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series D Preferred by the "Series D Conversion Price," calculated as provided in Section 4(c).

          (c)  CONVERSION PRICE.

               (i) The conversion price for the Series A Preferred shall initially be $1.00 (the "Series A Conversion Price"). Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this
Section 4. All references to the Series A



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Conversion Price herein shall mean the Series A Conversion Price as so adjusted. The conversion price for the Series B Preferred shall initially be
52.17 (the "Series B Conversion Price"). Such initial Series B Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Conversion Price herein shall mean the Series B Conversion Price as so adjusted. The conversion price for the Series C Preferred shall initially be $2.22 (the "Series C Conversion Price"). Such initial Series C Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted. The conversion price for the Series D Preferred shall be $1.20 (the "Series D Conversion Price"). Such initial Series D Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series D Conversion Price herein shall mean the Series D Conversion Price as so adjusted. Those sections of these Amended and Restated Articles of Incorporation that refer to adjustment of the Conversion Price shall apply independently to the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price.

               (ii) In the event that after the Original Issue Date (as defined in subsection (e) below), the Board of Directors of the Company determines that the number of shares of Common Stock deemed to be outstanding (as described in the second sentence of subsection (j)(i) below) as of the Original Issue Date exceeded 2,118,325.09 then the Series D Conversion Price shall be adjusted such that (A) the sum obtained by multiplying (I) the quotient of (w) the Series D Original Issue Price divided by (x) the Series D Conversion Price, by (II) the quotient of (y) the total number of shares of Series D outstanding immediately prior to the time of such determination divided by (z) the total number of shares of Common Stock deemed to be outstanding immediately prior to such determination equals (B) the sum obtained by multiplying (III) the quotient of
(ww) the Series D Original Issue Price divided by (xx) the new Series D Conversion Price, by (B) the quotient of (yy) the total number of shares of Series D then outstanding by (zz) the total number of shares of Common Stock deemed to have been outstanding as of the Original Issue date plus such additional shares of Common Stock deemed to have been outstanding as of the Original Issue Date as determined by the Board of Directors.

          (d) MECHANICS OF CONVERSION. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this
Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, at the option of the Company, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.



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          (e)  ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company
shall at any time or from time to time after the date that the first share of Series D Preferred Stock is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (f) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

          (g) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series Preferred or with respect to such other securities by their terms.

          (h) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for



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elsewhere in this Section 4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          (i) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or as recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          (j)  SALE OF SHARES BELOW CONVERSION PRICE.

               (i)  If at any time or from time to time after the Original
Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common
Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section
4(e) above, for an Effective Price (as hereinafter defined) less than the then effective Conversion Price, then and in each such case the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, (A) in the case of the Series B Preferred and the Series C Preferred, to a price determined by multiplying the Conversion Price by a fraction (I) the numerator of which shall be (X) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (Y) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (j)(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (II) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued and (B) in the case of the Series D Preferred, to the Effective Price. For the purposes of the preceding sentence, the "number of shares of Common Stock deemed to be outstanding" as of a given date shall be the sum of (AA) the number of shares of Common Stock actually outstanding, (BB) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be



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converted if fully converted on the day immediately preceding the given date and (CC) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities on the day immediately preceding the given date (including, for these purposes, only those rights, options or convertible securities obtainable, exercisable or convertible at a price per share less than or equal to the Conversion Price then in effect). No adjustment shall be made to the Conversion Price of the Series A Preferred.

                    (ii) For the purpose of making any adjustment required under this Section 4(j), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                    (iii) For the purpose of the adjustment required under this
Section 4(j), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities, the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the


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increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

               (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this
Section 4(j), whether or not subsequently reacquired or retired by the Company other than (a) shares of Common Stock issued upon conversion of the Series Preferred; (b) up to 1,283,708 shares of Common Stock (and/or options, warrants or Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or other service providers to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; and (c) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(j), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(j), for such Additional Shares of Common Stock.

               (K) ACCOUNTANTS' CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of

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Common Stock issued or sold or deemed to have been issued or sold, (ii) the
Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

               (l) NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

               (m)  AUTOMATIC CONVERSION.

                    (i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Price, at any time upon the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series Preferred, or immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $6.00 (as adjusted for stock splits, recapitalizations and the like), and (ii) the net cash proceeds to the Company (after underwriting discounts, commissions and fees) are at least $15,000,000 (a "Qualified Public Offering"). Upon such automatic conversion, any accumulated and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                    (ii) Upon the occurrence of the event specified in paragraph (i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and the Company shall promptly pay in cash or, at the option of the Company, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), or, at the option of the Company, both, all declared and unpaid dividends on the shares of Series Preferred being converted, to and including the date of such conversion.

               (n) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

               (o) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (p)  NOTICES. Any notice required by the provisions of this
Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

               (q) PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

          5.   NO REISSUANCE OF SERIES PREFERRED.

     No share or shares of Series referred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

          6.   RIGHTS OF FIRST REFUSAL.

               (a) SUBSEQUENT OFFERINGS. Each holder of Series B Preferred, Series C Preferred and Series D Preferred shall have a right of first refusal to purchase its pro rata share of all Equity Securities (as defined below) that the Company may, from time to time, propose to sell and issue after the Original Issue Date, other than the Equity Securities excluded by paragraph (e) hereof. Each pro rata share shall be equal to the ratio of (a) the number of shares of the Company's Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Series B Preferred, Series C Preferred or Series D Preferred held by all such shareholders) which such shareholder is deemed to hold immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Series B Preferred, Series C Preferred or Series D Preferred held by such shareholder or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term "Equity Securities" shall mean
(i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or
(iv) any such warrant or right.

               (b) If the Company proposes to issue any Equity Securities, it shall give each holder of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each such holder shall have twenty (20) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any shareholder who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

               (c) If not all of the holders of Series B Preferred, Series C Preferred and Series D Preferred elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the shareholders who do so elect and shall offer such shareholders the right to acquire such unsubscribed shares. Such shareholders shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the shareholders holding the right of first refusal set forth in this Section 6 fail to exercise in full the rights of first refusal, the Company shall have one hundred twenty (120) days thereafter to sell the Equity Securities in respect of which such shareholders' rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company's notice to the shareholders pursuant to paragraph (b) above. If the Company has not sold such Equity Securities within one hundred twenty (120) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the holders of Series B Preferred, Series C Preferred and Series D Preferred in the manner provided above.

            (d) The rights of first refusal established by this Section 6 shall not apply to, and shall terminate upon the effective date of the registration statement pertaining to a Qualified Public Offering.

            (e) The rights of first refusal established by this Section 6 shall have no application to any of the following Equity Securities:

                  (i) up to an aggregate amount of 1,283,708 shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

                  (ii) stock issued pursuant to any rights or agreements outstanding as of the Original Issue Date, options and warrants outstanding as of the Original Issue Date and stock issued pursuant to any such rights or agreements granted after the Original Issue Date, provided that the rights of first refusal established by this Section 6 applied with respect to the initial sale or grant by the Company of such rights or agreements;

                  (iii) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;

                  (iv) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

                  (v) shares of Common Stock issued upon conversion of the Series Preferred;

                  (vi) any Equity Securities issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution; and

                  (vii) any Equity Securities that are issued by the Company in a registration statement filed under the Securities Act.

                                      IV.

      A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

      B. The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law.

     C. Any repeal or modification of this Article shall only be prospective and shall not effect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability or indemnification.

     THREE: The foregoing amendment and restatement of the articles of incorporation has been duly approved by the Board of Directors of this Corporation.

     FOUR: The foregoing amendment and restatement of the articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The Corporation has two classes of stock outstanding and each such class of stock is entitled to vote with respect to the amendment herein set forth. The total number of outstanding shares of Common Stock of the Corporation immediately prior to the filing of these Amended and Restated Articles of Incorporation is One Million One Hundred Thirteen Thousand and Seven (1,113,007). The total number of outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Corporation, respectively, immediately prior to the filing of this Amendment were Forty-One Thousand Three Hundred (41,300), One Hundred Fifteen Thousand Four Hundred Forty-Six (115,446) and Four Hundred Fifty Thousand Four Hundred Eighty-One (450,481). The number of shares of each class voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding Common Stock voting as a close and more than fifty percent (50%) of the outstanding shares of Series A Preferred Stock voting separately, more than fifty percent (50%) of the outstanding shares of Series B Preferred Stock voting separately, and more than fifty percent (50%) of the outstanding shares of Series C Preferred Stock voting separately.

      We further declare under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

      Executed at Sacramento, California, on February 23, 1998.


                                               /s/  BRYAN H. LANG
                                               -------------------------------
                                                    Bryan H. Lang, President


                                               /s/  GILBERT H. LANG
                                               -------------------------------
                                                    Gilbert H. Lang, Secretary

      The undersigned, Bryan H. Lang and Gilbert H. Lang, the President and Secretary, respectively, of Landa Management Systems Corporation declare under penalty of perjury that the matters set out in the foregoing Certificate are true to their own knowledge.

      Executed at Sacramento, California, on February 23, 1998.


                                               /s/  BRYAN H. LANG
                                               -------------------------------
                                                    Bryan H. Lang, President


                                               /s/  GILBERT H. LANG
                                               -------------------------------
                                                    Gilbert H. Lang, Secretary


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